Exhibit 10.26

CONTRACT FOR THE PURCHASE AND SALE
OF REAL PROPERTY

THIS CONTRACT FOR THE PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”), is made and entered into this 23rd day of October, 2014 (the “Effective Date”), by and between WALGREEN CO., an Illinois corporation, hereinafter referred to as “Seller”; and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, hereinafter referred to as “Buyer”.

WHEREAS, Seller or its subsidiaries is the present fee simple owner of forty (40) properties more particularly described on Exhibit “A” attached hereto and made a part hereof, together with the buildings, improvements, appurtenant easements and other items of real property located thereon (each individually referred to herein as “Property” and collectively as “Properties”);

WHEREAS, Seller, together with its subsidiaries, is willing to sell the Properties and Buyer is willing to purchase the Properties pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, simultaneously with the purchase of the Properties, Seller and Buyer desire to enter into a lease (the “Walgreens Lease”) for each Property (the respective Property is sometimes referred to herein as the “Walgreens Leased Premises”) substantially in the form attached to this Agreement as Exhibit “B”.

NOW, THEREFORE, for and in consideration of the performance of the mutual covenants and benefits described herein, the existence, sufficiency and receipt of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.    Purchase and Sale.    Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell the Properties to Buyer and Buyer hereby agrees to purchase from Seller fee simple title ownership of the Properties as described more fully below subject only to the Permitted Exceptions (as defined in Section 6(b)), for the Purchase Price set forth in Article 2 below, on the Closing Date (as such term is defined in Section 2(c) below).

2.    Purchase Price and Earnest Money. Buyer agrees to pay Seller the total sum of Two Hundred Thirty Six Million Eight Hundred Sixty Five Thousand One Hundred Seventy Six and 00/100 Dollars ($236,865,176.00) (“Purchase Price”), plus or minus prorations (as herein provided) to be paid as follows:

(a)Initial Earnest Money: An earnest money deposit in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Initial Earnest Money”) which shall be due within two (2) business days of the Effective Date and be payable in the form of a wire transfer, certified check or an official cashier’s check from a bank, made to the order of First American Title Insurance Company, Phoenix, Arizona (the “Title Company”) and placed into an interest bearing account in escrow (under a joint order escrow agreement), all interest to accrue to Buyer. Subject to termination of the Agreement under Section 3(b) or Section 11(a) below, upon deposit into escrow the Initial Earnest Money shall be deemed immediately non-refundable.

(b)Additional Earnest Money:    An additional earnest money deposit (the “Additional Earnest Money”, and together with the Initial Earnest Money, the “Earnest Money”) in the amount of $2,500,000.00 is due within two (2) business days from the expiration of the Due Diligence Period (as same is defined in Article 3 hereof). The Additional Earnest Money is payable in the form of a wire transfer, certified check or an official cashier’s check from a bank, made payable to the order of the Title Insurer. The Additional Earnest Money shall be deposited into the same escrow account as the Initial Earnest Money and credited to the Purchase Price in accordance with Article 2(a) above. Subject to termination of the Agreement under Section 3(b) or Section 11(a) below, upon deposit into escrow the Additional Earnest Money shall be deemed immediately non-refundable. The Earnest Money shall be applied as a credit against the Purchase Price at Closing or disbursed in accordance with this Agreement.

(c)    Balance of Purchase Price: The balance of the Purchase Price plus or minus prorations and closing adjustments in accordance with this Agreement shall be paid by Buyer at Closing (as hereinafter defined). Payment shall be made by Buyer’s certified check or an official cashier’s check from a bank, made payable to the order of the Title Company (as hereinafter defined) or by wire transfer to the Title Company.

(d)    Closing through Escrow: Within two (2) business days of the Effective Date, Buyer and Seller shall open an escrow with the Title Company into which all Earnest Money shall be deposited. Close of escrow (the “Closing”) shall occur on or a date agreeable to Buyer and Seller that shall be within ten (10) business days from the expiration of the Due Diligence Period (as defined below) through the Title Company (the “Closing Date”); provided, however, that Buyer shall have the one-time right to delay Closing for up to an additional fifteen (15) days.

(e)    Allocation of Purchase Price: Seller and Buyer hereby agree to the value allocation of the Purchase Price with respect to each Property as noted in Exhibit A attached hereto, and the parties shall use such allocation for all required tax and other governmental filings and/or reporting requirements with respect to any Property, provided, however, that to the extent any governmental authority requires some other amount to which Buyer and Seller have information, such amount shall be used.

3.    Buyer’s Right to Inspect / Removal of Specific Properties.

(a)    As a condition precedent to Buyer’s obligations hereunder, Buyer and its authorized representatives and consultants shall have the right, at Buyer’s sole cost and expense, within thirty (30) days following the Effective Date (the “Due Diligence

Period”), on reasonable advance notice to Seller and without unreasonably disturbing the Properties, to conduct such due diligence investigations and inspections of the Properties (collectively the “Inspections” and individually an “Inspection”) as Buyer may deem desirable or advisable, including, without limitation, the right to reasonably enter upon all or any portion of the Properties to make a complete physical inspection of the Properties, including without limitation, testing for the presence of asbestos or asbestos containing material or any other material or substances deemed hazardous or dangerous or potentially hazardous or dangerous by Buyer, conducting a so-called “phase one” environmental assessment of the Properties and conducting soil tests. All such activities performed by or for Buyer shall be non-destructive and non-disruptive to any operations or activities being conducted at any Property. Buyer shall immediately restore the Property to the condition existing immediately prior to any such activities. Anything herein contained to the contrary notwithstanding, under no circumstances shall Buyer or Buyer’s employees, agents or independent contractors enter upon any Property, including, without limitation, for the purposes described above in this Article 3, unless and until notice of such intended entry is provided to Seller at least twenty-four (24) hours in advance and Seller returns to Buyer a written approval (email approval is acceptable for consent to entry under this Section 3(a)) of such entry setting forth the permitted times for and duration of such entry and other reasonable conditions and requirements with respect to such entry. The consequent entry upon the Property shall be made in strict accordance with and adherence to the times, duration and other conditions set forth in Seller’s written approval. Any entry in excess of or inconsistent with such times, duration and other conditions shall be deemed an unauthorized and unjustified trespass onto any Property wholly outside of the scope of this Article 3. The obligations of the Buyer under this Article 3 shall survive the termination of this Agreement.

(b)    If within the Due Diligence Period, Buyer discovers and notifies Seller of any (i) environmental contamination, (ii) a title defect or lien of an ascertainable monetary amount, or (iii) a title/survey defect rendering title to the applicable Property to be unmarketable, and in such case Seller elects not to cure such contamination or defect for the affected Property (a “Defect Property”), then such Defect Property shall be removed from the list of Properties for closing purposes hereunder, and the Purchase Price shall be decreased by an amount equal to that Defect Property’s first (1st) year’s rent as shown on Exhibit “A” attached hereto divided by the capitalization rate of five and 85/100 percent (5.85%). In addition, if the number of Defect Properties is such that the Purchase Price falls below Two Hundred Million Dollars ($200,000,000), then Seller shall have the right, but not the obligation, to terminate this Agreement. Upon such termination by Seller under this Section 3(b), the Agreement shall be deemed null and void, the Earnest Money deposited to date (and all interest earned thereon) shall be returned to Buyer, and the parties shall have no further obligation to each other except for those obligations that expressly survive termination.

(c)    Buyer, its agents, contractors and assigns shall enter the Properties and conduct any Inspections thereon at their own risk. Buyer shall indemnify and hold Seller harmless from any losses, damages, costs, claims and expenses of any nature, including reasonable attorneys’ fees, incurred by Buyer and arising from any entry to the Properties by Buyer or any of Buyer’s agents, contractors or assigns. Buyer shall not suffer or permit to be enforced against the Properties, or any part thereof, any mechanics’, materialmen’s, contractors’ or subcontractors’ liens or any claim for damage arising from any Inspection performed by Buyer or any of its agents, contractors or assigns, and Buyer shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against any Property. Without limitation of Seller’s rights and remedies, should Buyer fail within ten (10) days of a written request from Seller to pay and discharge any lien or claim arising out of any Inspection or access onto any Property, then Seller may, at its option, pay any such lien or satisfy any judgment thereon, and all costs, expenses and other sums incurred by Seller in doing so (including, but not limited to, attorneys’ fees) shall be paid to Seller by Buyer upon written demand, together with interest thereon at the maximum rate permitted by law. Seller agrees that Buyer shall not be held liable for any environmental action by any governmental or quasi-governmental authority that arises out of any pre-existing contamination discovered by Buyer during its investigations on a Property during the Due Diligence Period, except to the extent Buyer specifically elects to retain responsibility for remediation/removal of said contamination pursuant to the terms of the Walgreens Lease for the affected Property (and assuming said Property was not previously removed as a Defect Property in accordance with Section 3(b) above.

4.    Cash Purchase. This is an all-cash sale and purchase. This Agreement is not contingent upon Buyer obtaining financing even though Buyer may apply to a lending institution of Buyer’s choice for a mortgage loan. Buyer understands and agrees that neither its receipt of a commitment from such lending institution, its acceptance of such a commitment, nor its satisfaction of, or failure to satisfy any condition set forth in such a commitment shall in any way by conditions of or excuse for the performance of Buyer’s obligations under this Agreement, except any such failure which occurs as the result of a breach of this Agreement by Seller.

5.    Delivery of Documents. All documents required of either party pursuant hereto shall be fully and properly prepared, executed, attested, sealed and, where necessary, acknowledged on or before the closing as required herein. All original documents in final form shall be deposited into escrow by the respective party having responsibility for the same as part of the Closing. Copies of all documents shall be provided in advance to each party not later than three (3) days prior to the Closing. In addition to all other documents herein required, Seller shall furnish to the Buyer at the Closing the following documents with respect to each Property:

(a)    Properly executed special warranty deed (“Deed”) conveying merchantable fee simple title to the applicable Property to Buyer and shall be stamped, in recordable form, consistent with statutory and customary requirements, provide for return thereof to the grantee therein after recording and be free and clear of all liens, encumbrances, exceptions and defects except and subject only to the Permitted Exceptions (as defined in Section 6(c) below). To the extent that Buyer accepts ownership of a Property subject to any other lien, encumbrance, exception or defect in addition to the Permitted Exceptions as set forth in Sections 6(a) and 6(b), the Deed provided for in this Article 5 may also reflect that the Deed is made subject to such other lien, encumbrance, exception and defect. The Deed shall recite nominal not actual consideration for any Property;

(b)    Any documents required by law or the Title Company, for consummating the transaction contemplated hereunder;

(c)    A certificate stating that Seller is not a “foreign person” but rather is a “United States person” within the meaning of Section 1445 of the Internal Revenue Code (as amended);

(d)    The Walgreens Lease as executed by the Seller; and

(e)    A Memorandum of Lease in Seller’s form, executed by Seller as tenant under the Walgreens Lease.

6.	Title and Survey.

(a) Seller shall, within five (5) business days after the Effective Date, deliver or make available to Buyer for its review copies of the following documents: (i) existing title reports or policies in Seller’s possession in connection with each Property, (ii) an existing ALTA survey, boundary survey and/or site plan in Seller’s possession for each Property, (iii) any leases in Seller’s possession affecting each Property, (iv) existing environmental reports in Seller’s possession affecting each Property, and (v) insurance policies affecting each Property. Within fifteen (15) days of the Effective Date, Buyer shall obtain a current preliminary title report from Title Company covering title to the Property, together with full and legible copies of all supporting documents and promptly upon receipt of same by the Title Company shall provide Seller a copy of the title report and supporting documents. Buyer may disapprove of any exceptions to title to the Property and to provide Seller with notice thereof in writing prior to the expiration of the Due Diligence Period. Upon receipt of Buyer’s notice to Seller disapproving exceptions to title pursuant hereto, Seller shall notify Buyer whether Seller intends to remove or insure over such disapproved exceptions prior to Closing. If Seller notifies Buyer that it intends to so eliminate or insure over such disapproved exceptions, Seller shall do so on or before the Closing Date. If Seller indicates to Buyer in writing that it does not intend to remove or insure over one or more of such disapproved exceptions, then such Property shall be considered a Defect Property, removed from the final list of Properties for closing purposes, and the Purchase Price shall be adjusted as described in Section 3(b) above. If Buyer fails to notify Seller of its disapproval of any exception to title to a Property in writing prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to accept the Property subject to such exception, and the same shall be considered a “Permitted Exception” as set forth in Section 6(c) below. Seller shall be obligated to remove objections of a definite or ascertainable dollar amount (provided that Seller’s refusal to do so with respect to a Property shall not be deemed a default, but shall result in said Property being treated as a Defect Property pursuant to Section 3(b) above) and all other exceptions caused by Seller’s actions and not reflected on the Existing Title Reports. The Title Company shall issue a standard ALTA 2006 owner’s policy at the Closing insuring fee title in Buyer subject only to the Permitted Exceptions, standard preprinted conditions and stipulations, general exceptions and exclusions from coverage contained in the standard ALTA 2006 owner’s policy (the “Title Policy”). The cost of the Owner’s Title Insurance Policy premiums, endorsements and search fees shall be Seller’s responsibility at closing (subject to Seller’s Title and Transfer Tax Cap, as defined in Article 9 below, and Seller’s right to amortize its costs into Walgreens Lease rent set forth in Article 9 below). The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the Title Policy, subject only to the exceptions as therein stated.

(b)    Survey. Within fifteen (15) days of the Effective Date, Buyer shall obtain a survey of the property at Buyer’s expense and shall provide a copy of the same to Seller (the “Survey”). Buyer shall have a period of ten (10) days following its receipt of the survey (but in all events such period shall not exceed the Due Diligence Period) to disapprove of any survey items (“Survey Objections”) and to provide Seller with notice thereof in writing. Upon receipt of Buyer’s notice to Seller of Survey Objections, Seller shall notify Buyer whether Seller intends to remove or insure over such of Survey Objections prior to Closing. If Seller notifies Buyer that it intends to so eliminate or insure over such Survey Objections, Seller shall do so on or before the Closing Date. If Seller indicates to Buyer in writing that it does not intend to remove or insure over one or more of such Survey Objections, then the applicable Property shall be considered a Defect Property, removed from the final list of Properties for closing purposes, and the Purchase Price shall be adjusted as described in Section 3(b) above. If Buyer fails to notify Seller of its disapproval of a Survey Objection to a Property in writing prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to accept the Property subject to such Survey Objection, and the same shall be considered a “Permitted Exception” as set forth in Section 6(c) below.

(c)    Permitted Exceptions. In addition to the Permitted Exceptions that may be added in accordance with Section 6(a) and 6(b), Seller shall transfer the Property to Buyer subject to the following matters, referred to in this Agreement as the “Permitted Exceptions”: (i) general ad valorem real estate taxes and assessments not yet due and payable; (ii) current building codes, set back restrictions, zoning regulations and ordinances and other matters restricting the use of any Property; and (iii) matters done or suffered by or through the Buyer.

7.    Representations and Warranties. All warranties contained herein are deemed and acknowledged by the parties to be materially significant to this Agreement. Either party may at any time prior to closing demand reasonable evidence or assurance of the accuracy, truth and validity of the warranties made by the other party herein.

(a)    Seller covenants, represents and warrants to Buyer that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date, unless expressly stated otherwise:

(i)    Seller has full, legal authority to enter into this Agreement with Buyer, execute or cause execution of all documents required hereunder, including the deed(s) as herein required, consummate or cause consummation of the transaction contemplated hereby and convey or cause conveyance of the Properties pursuant hereto to Buyer;

(ii)    There shall exist no contracts for the sale and purchase (including options, redemption rights and rights of first refusal) of any Property (other than this Agreement);

(iii)    Seller (or a subsidiary of Seller) owns marketable fee simple title to the Properties;

(iv)    To Seller’s actual knowledge, there are no actions or proceedings pending or threatened against Seller which may in any manner whatsoever affect the validity or enforceability of this Agreement and the documents required to be delivered hereby;

(v)    To Seller’s actual knowledge, there are no unrecorded liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof (that is not otherwise a Defect Property) will be satisfied and discharged in full at or prior to Closing and any liens or encumbrances relating thereto will be terminated and released of record at or prior to Closing; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the Closing;

(vi)    To Seller’s actual knowledge (1) no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction; (2) there is no impending or contemplated condemnation action affecting any of the Properties; (3) there are no intended public improvements which will or could result in any charges being assessed against any of the Properties or which will result in a lien uponsuch Property; and (4) there are no proceedings pending for the increase of the assessed valuation of any of the Properties;

(vii)    To Seller’s actual knowledge, there are no suits or claims pending or threatened with respect to or in any manner affecting any of the Properties, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims;
(viii)    Seller has not taken any action to change the present use or zoning of or other entitlements or land-use permissions or restrictions upon any of the Properties, and to Seller’s actual knowledge there are no such proceedings pending;
(ix)    To Seller’s actual knowledge, all amounts due and payable and obligations to be performed by Seller under any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting any of the Properties (the “REA’s”) have been paid in full, no default of Seller exists under any of the REA’s, and no default of any other party exists under any of the REA’s.
For purposes of this Section 7(a) and Article 30 below, the term “knowledge” shall mean to the actual personal knowledge of Dennis Lee, Kristina Raymond and/or Nestor Eliadis. Seller further represents and warrants that each such person has access to information, reports and other materials that relates specifically to the items (i)-(ix) above and is expected to be familiar with such information, reports and other materials in the course of their employment with Seller and in accordance with Seller’s operating procedures with which such person is expected to comply in the performance of their employment responsibilities.

(b)    Buyer covenants, represents and warrants to Seller that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date, unless expressly stated otherwise:

(i)    Buyer has full, legal authority to enter into this Agreement, execute or cause execution of all documents required hereunder as herein required, to consummate or cause consummation of the transaction contemplated hereby and pay or cause payment of the Purchase Price to Seller;

(ii)    There are no actions, suits, proceedings, judgments, orders, decrees, defaults, delinquencies or deficiencies outstanding, pending or threatened against Buyer which would affect Buyer’s ability to perform hereunder;

(iii)    Buyer’s entry into this Agreement, execution hereof and performance hereunder does not violate any other contract, mortgage, instrument, private formative instrument (such as a charter, articles of incorporation, by laws or partnership agreement), order, regulation, ordinance or law to which Buyer is bound; and

(iv)    Buyer does not require any consent, approval or permission from any governmental or quasi-governmental authority or any other party to enter into or perform its obligations under this Agreement.

8.    Risk of Loss/Eminent Domain. Seller shall have all risk of loss, damage or destruction due to fire or other casualty until the Closing Date. If at any time prior to Closing, all or any portion of any Property is destroyed or damaged as a result of fire or other casualty (other than the negligent or intentional act of Buyer or Buyer’s agents, employees, or contractors), or if any condemnation proceedings are threatened or initiated or notice of the initiation of any such eminent domain or condemnation proceedings is received by Seller, Seller shall promptly give notice thereof to Buyer, and unless Buyer elects to proceed to close with respect to the affected Property (in which event Seller shall deliver to Buyer at Closing, all insurance or condemnation proceeds for such Properties), the affected Property shall be deemed a Defect Property, and the terms of Section 3(b) above shall control with respect to said Defect Property. Effective upon Closing, Buyer shall have all risk of loss, damage or destruction due to fire or other casualty.

9.    Closing Costs, Prorations and Adjustments, Condition to Closing. The Purchase Price to be paid by Buyer to Seller for the Properties pursuant to Article 2, above, shall be adjusted as follows:

(a)    Closing Costs. Seller shall pay for the expenses of preparing the Deeds, lien affidavits and other documents necessary to transfer each Property to Buyer. Each party shall pay its own attorney fees. Any transfer taxes shall be paid by Seller; provided, however, that Seller’s responsibility for transfer taxes as well as title insurance premiums, endorsements and search fees as set forth in Section 6(a) above, in the aggregate (the “Title and Transfer Tax Costs”) shall be capped at One Million Dollars ($1,000,000) (“Seller’s Title and Transfer Tax Cap”), and any excess shall be borne by Buyer. All mortgage and intangible taxes shall be paid by Buyer. Any escrow fees charged by Title Company shall be split equally between Buyer and Seller. All fees charged by Buyer’s lender, if any, including any escrow fee, shall be paid by Buyer. All other closing costs shall be paid by Buyer, including without limitation recording costs. Notwithstanding Seller’s obligation to pay the Title and Transfer Tax Costs, Seller shall have the right to include such cost in the base rents payable under the Walgreens Leases (up to Seller’s Title and Transfer Tax Cap), determined by multiplying the Title and Transfer Tax Costs by five and 85/100 percent (5.85%), dividing the resulting amount proportionately amongst the Walgreens Leases based on the values set forth on Exhibit “A”, and then adding the divided amounts to the applicable annual base rent amounts in Exhibit “A”. In the event Seller elects the option in the preceding sentence, then Buyer shall pay the Title and Transfer Tax Costs at Closing.

(b)    Prorations and Adjustments. Unless otherwise specified in this Agreement, all income, expenses and costs relating to each Property shall be pro-rated, adjusted and apportioned as of the Closing Date in the manner hereinafter set forth. To the extent such apportionments, adjustments and pro-rations are required, they shall be charged and credited against the Purchase Price.

(i)    Rents. Seller shall provide a credit to Buyer for the prorated rent due under the Lease for the calendar month in which the Closing Date occurs, provided, however that if the Closing Date occurs after the fifteenth (15th) day of any calendar month, then Seller shall provide a credit to Buyer for the prorated rent due under the Lease for the calendar month in which the Closing Date occurs and for the calendar month following the month in which the Closing Date occurs.

(ii)    Taxes. All real estate and applicable personal property ad valorem taxes shall not be pro rated and Seller shall continue to pay such amounts pursuant to the Walgreens Lease with respect to each Property.

(ii)    Utilities. Seller shall notify all utilities servicing the Properties of the change in ownership and direct that all future billings for services rendered on and after the date of closing be made to Seller with no interruption of service. All utilities for the Walgreens Leased Premises shall continue to be paid by the Seller pursuant to the Walgreens Lease and therefore shall not be prorated at Closing.

(iv)    Other Expenses. All other expenses not otherwise specified herein in connection with the operation of the Properties accruing and relating to the period through and including the Closing Date will be the responsibility of and paid by Seller. All other such costs and expenses relating to the Closing or in connection with the Properties accruing and relating to the period commencing the day following Closing and thereafter shall be the responsibility of and paid by Buyer, subject to the terms of the respective Walgreens Lease.

10.    Indemnification.

(a)    Subject to the limitations set forth in Article 27 below, Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, demands, liabilities, costs and expenses of every nature and kind (including reasonable attorneys’ fees and expenses) which Buyer may sustain at any time as a result of, arising out of, or in any way connected with the operation, ownership, custody or control of the Properties prior to Closing, such indemnification to survive Closing.

(b)    Subject to the terms of the applicable Walgreens Lease, Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, demands, liabilities, costs and expenses of every nature and kind (including reasonable attorneys’ fees and expenses) which Seller may sustain at any time as a result of, arising out of, or in any way connected with the operation, ownership, custody or control of the Properties subsequent to Closing, such indemnification to survive Closing.

11.    Remedies.

(a)    In the event of a breach hereunder by Seller which results in a failure to close this transaction in accordance with the terms set forth herein, Buyer shall be entitled to pursue a return of the Earnest Money and the remedy of specific performance of this Agreement as its sole and exclusive remedy.

(b)    In the event of a breach hereunder by Buyer which results in a failure to close this transaction in accordance with the terms set forth herein, Seller shall have as its sole remedy at law and in addition to all of its remedies at equity, the right to retain the Earnest Money and all interest earned thereon, as full liquidated damages for such default of Buyer, the parties hereto acknowledging that it is impossible to more precisely estimate the damages to be suffered by Seller upon Buyer’s default, and the parties expressly acknowledge that retention of the Earnest Money, and all interest earned thereon, is intended not as a penalty, but as full liquidated damages. Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to recover the Earnest Money, and all interest earned thereon, or any part thereof on the grounds that it is unreasonable in amount or that its retention by Seller is a penalty and not agreed upon or constitute reasonable liquidated damages.

(c)    In the event of a breach hereunder by either party other than a failure to close the transaction as set forth above, each party reserves all rights and remedies available to it at law or in equity.

12.    Brokerage.    Each party to this Agreement represents to the other that neither party has dealt with any broker or other intermediary with regard to this transaction. Buyer and Seller each hereby indemnify and hold the other harmless against any claims for brokerage commissions or compensation or other claims of any kind (including reasonable attorneys’ fees and costs) arising out of a breach of the foregoing representation.

13.    Further Acts.     In addition to the acts and deeds stated herein and contemplated to be performed, executed and delivered by the respective parties hereto, each of the parties hereto agrees to perform, execute and deliver or cause to be performed, executed and delivered at Closing and after Closing any and all such further acts, deeds and assurances as may be reasonably necessary to consummate the transaction contemplated hereby.

14.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which, assuming they have not been modified, shall be deemed an original and shall be binding upon the parties hereto.

15.    Binding Effect.    All covenants, agreements, warranties, and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

16.    Applicable Law.    This Agreement is made and entered into under the laws of the State of Illinois and said laws shall control interpretation of this Agreement. If, and in the event that, after taking all steps available under Illinois law, compliance with this Agreement would constitute a violation of such law, then this Agreement shall be deemed modified to the extent that it does not violate such law. In case any term of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term of this Agreement shall in any way be affected thereby.

17.    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and sent via a nationally recognized private express delivery service providing proof of receipt and delivery and “same-day” or “next-day” delivery service, or the United States Mail, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon receipt or refusal of receipt. Notices shall be sent to the following addresses:

Seller:            Walgreen Co.
106 Wilmot Road, MS 1640
Real Estate Department
Deerfield, IL 60015
Attn: Christopher Noble

With a copy to:    Walgreen Co.
104 Wilmot Road, MS 1420
Community & Real Estate Law Department
Deerfield, IL 60015
            Attn:    Kristina S. Raymond

Buyer:	ARCP Acquisitions, LLC c/o American Realty Capital Properties, Inc. 2325 E. Camelback Road, Suite 1100 Phoenix, AZ 85016 Attn: Akomea Poku-Kankam Tel: (704) 626-4401 Email: apoku-kankam@arcpreit.com

with a copy to:	ARCP Acquisitions, LLC c/o American Realty Capital Properties, Inc. 2325 E. Camelback Road, Suite 1100 Phoenix, AZ 85016 Attn: Suzanne Martinez Tel: (602) 778-6444 Email: smartinez@arcpreit.com

Either party may, from time to time by notice as herein provided, designate a different address or addresses to which notice shall be sent.

18.    Assignment; Binding upon Successors and Assigns.     No party shall delegate or assign this Agreement or any rights or duties hereunder (including by the merger or consolidation of a party with any third person) without the prior written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and the respective successors and permitted assigns of each upon execution hereof by Seller and Buyer. This Agreement creates no rights as a third party beneficiary or otherwise in any person not a party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent, including specifically (but without limitation) those entities identified on Exhibit “A-1” attached hereto. Such assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved of all the assignor’s obligations arising under this Agreement before, on and after Closing.

19.    Severability of Provisions. This Agreement shall not be severable or divisible; provided, however, that a judicial or administrative determination by any jurisdiction of the invalidity or unenforceability of any one or more of the provisions hereof, or any one or more of the provisions of any instrument or Exhibit related hereto or referred to herein shall not invalidate the remaining provisions of this Agreement or any instrument or Exhibit related hereto or referred to herein, or the application of such provision(s) to persons or circumstances other than those in respect to which it is determined to be invalid or unenforceable, all the provisions of the same being deemed for purposes of the aggregate validity thereof to be separate. Further, with respect to any such provision(s) determined to be invalid or unenforceable, such provision(s) shall be deemed reformed to the extent necessary to be valid and enforceable, and to accomplish the intention of the parties as is most nearly possible. It is the intent and belief of the parties that each and every provision of applicable law required to be inserted in this Agreement should be and is hereby deemed to be inserted and that this Agreement in all respects comports with applicable law. If any provision(s) required to be inserted in this Agreement by law is/are not inserted, or not inserted in correct form, then this Agreement shall forthwith, upon the request of either party be deemed amended so that such provision(s) required by law is/are deemed inserted herein in correct form without prejudice to the rights of either party.

20.    Confidentiality and Non-Disclosure. Neither party shall publicly disclose or publicize the provisions hereof or the terms and circumstances of the transaction contemplated hereby to any person whomsoever except as required by law or as necessary to consummate the transaction contemplated hereby, without the express written consent of the other party.

21.    Calculation of Time. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required herein must be performed or by which the Closing Date must be held, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regular business day.

22.    Entire Contract and Modification.     This Agreement constitutes the entire and complete contract between the parties hereto. This Agreement may be modified or amended only by an amendment in writing and signed by the parties hereto.

23.    Section Headings. The section headings of this Agreement are for reference only and shall not be used to construe or interpret this Agreement.

24.    Waiver.    No express or implied waiver of any default shall constitute a waiver of any other default or of any rights upon default. No failure or delay in acting by a party hereto shall be deemed a waiver of such party’s rights.

25.    Gender and Number. As required for the reasonable interpretation of this Agreement, the singular shall include the plural, the neuter shall include the masculine and feminine, and vice versa.

26.    Time.    Time is of the essence to this Agreement

27.    “As Is”, “Where Is” Conditions; Waiver of all Warranties.    Buyer has made a thorough and exhaustive inspection, investigation, analysis, testing, study, evaluation and examination of the Properties. Anything under applicable laws or in this agreement to the contrary notwithstanding, the sale and conveyance of the Properties pursuant hereto is made on an “AS IS”, “WHERE IS” basis as of the date of this Agreement. No implied warranties as to the condition, suitability, fitness, merchantability, marketability, habitability, good or fair condition or repair, good workmanlike construction, quality or quantity of any Property are created or intended to be created by Seller or by this Agreement or are anticipated, expected or relied upon by Buyer. Buyer explicitly waives any and all rights under and releases Seller from any and all duties in connection with any warranties of whatsoever kind or nature including as aforedescribed, which may arise independent of this Agreement as a matter of law. The only warranties made by Seller with respect to the Properties are those that are expressly set forth in this Agreement, which warranties shall survive and remain in force and effect only for so long as is elsewhere provided in this Agreement, but in no event in excess of one year after the Effective Date. Buyer acknowledges, understands and comprehends the effect of this paragraph and explicitly agrees to the provisions of this paragraph knowingly and with advice of legal counsel.

28.    Irrevocable Offer:    Buyer acknowledges that the Buyer has read and understands the terms and conditions of purchase as set forth in this Agreement, agrees to purchase the Property or, for and upon the terms of this Agreement and for the stipulated price and agrees that Buyer’s execution and delivery of this Agreement shall constitute an irrevocable offer to purchase made to Seller.

29.    Incorporation of Exhibits and Schedules. All Exhibits attached to this Agreement are considered to be a part of this Agreement and are fully incorporated herein by this reference to the same extent as though set forth at length.

30.    OFAC. Each party represents and warrants to the other, and to Title Insurer, that to each party’s respective knowledge, (a) such party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such party or any Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Article shall survive Closing or any earlier termination of this Agreement.

31.    SEC FILING INFORMATION. In order to enable Buyer to comply with certain reporting requirements of the Securities and Exchange Commission (the “SEC”), including, without limitation, SEC Rule 3-14 of Regulation S-X, Seller agrees to provide Buyer and its representatives, upon Buyer’s request, information relating to Seller’s ownership and operation of the Properties, including, without limitation, Seller's most current operating statements relating to the financial operation of any Property for the current and immediately prior fiscal years, and support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Buyer with the SEC. Seller will cooperate in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section shall survive Closing for a period of one (1) year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Buyer:

ARCP ACQUISITIONS, LLC

By: /s/ O. Akomea Poku-Kankam
Name:     O.Akomea Poku-Kankam
Its: Authorized Officer

Seller:

WALGREEN CO.,

By:     /s/ Richard Steiner
Name:     Richard Steiner
Its: Director & Managing Counsel

TITLE COMPANY’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned, as the “Title Company” hereunder, as of the _____ day of _September, 2014. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement, and acknowledges its receipt of the Earnest Money.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name (Print):
Title:

STATE OF ILLINOIS    )
            ) SS
COUNTY OF LAKE         )
I, Lisette Moreno, a Notary Public, do hereby certify that Richard Steiner, personally known to me to be the Director and Managing Counsel of WALGREEN CO., an Illinois corporation, and personally known to me to be the person whose name is subscribed in the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as such Director and Managing Counsel of said corporation, and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority, given by the Board of Directors of said corporation as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the purposes therein set forth.
Given under my hand and notarial seal this 20th day of October, 2014.
/s/ Lisette Moreno
Notary Public
My commission expires: 8/28/15

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STATE OF NORTH CAROLINA)
            ) SS
COUNTY OF MECKLENBURG)
I, Kelly G. Levan, a Notary Public, do hereby certify that O. Akomea Poku-Kankam, personally known to me to be the Authorized Officer of ARCP Acquisitions, LLC, a Delaware limited liability company, and personally known to me to be the person whose name is subscribed in the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as such Authorized Officer of said company, and caused the corporate seal of said company to be affixed thereto, pursuant to authority, given by the sole member of said company as his free and voluntary act, and as the free and voluntary act and deed of said company, for the purposes therein set forth.
Given under my hand and notarial seal this 21st day of October, 2014.
/s/ Kelly G. Levan
Notary Public
My commission expires: 2/12/2019

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